UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	◻

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ZAYO GROUP HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On July 12, 2019, Zayo Group Holdings, Inc. (the “Company”) sent the below communication to employees of the Company through a Chatter post. The communication relates to the proposed transaction with Front Range TopCo, Inc.

* * * * *

All,

As Zayo employees, many of you are also Zayo stockholders.  As a reminder, our shareholder meeting in connection with our go private transaction is fast approaching (it is scheduled for July 26th).  If you are a Zayo shareholder (vested RSUs count, unvested RSUs don't), our Board recommends that you vote your shares of Zayo stock.  We also wanted to remind you, as is stated in our voting materials/proxy, that if you do not vote, it is the same as voting "no."

If you have shares in Fidelity, the brokerage we use to manage our RSU program, you can quickly and easily vote your shares on-line.  If you received an e-mail from Fidelity called “ZAYO GROUP HOLDINGS INC Special Meeting,” simply follow the instructions in the e-mail.  Alternatively, you can log in to your Fidelity account and click on the account where your vested Zayo shares are located.  On the task bar, click "Statements", from that page, on the task bar, click "Proxy Materials".  From there, click "vote".

Thanks for all that you do for Zayo.

Mike